UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8‑K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 14, 2016 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Merger Agreement
On March 14, 2016, Heska Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cuattro Veterinary, LLC (“Cuattro International”), Cuattro International Merger Subsidiary, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Kevin S. Wilson, and all of the members of Cuattro International (the “Members”). The Merger Agreement terminates and supersedes, effective as of March 14, 2016, the previously disclosed Unit Purchase Agreement, dated as of November 10, 2015, as amended (the “Purchase Agreement”), among the Company, Mr. Wilson, Cuattro International and the Members. Under the Merger Agreement, Merger Sub will be merged with and into Cuattro International, with Cuattro International surviving the merger as a wholly-owned subsidiary of the Company. Mr. Wilson is a founder of Cuattro International, Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC. Mr. Wilson, Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson’s children and family own a 100% interest in Cuattro, LLC and a majority interest in Cuattro Medical, LLC. Cuattro, LLC owns a 100% interest in Cuattro Software, LLC and a majority interest in Cuattro International.
While the structure of the acquisition of Cuattro International (the “Acquisition”) has been changed to a merger, the fundamental economic and other terms have been left essentially unchanged. Specifically, as consideration for the Acquisition, the Company will issue an aggregate number of between 175,000 shares and 200,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), to the Members, which number of shares is intended to equal in value to $6.0 million. The actual aggregate number of shares to be issued within the range in the acquisition will be determined by reference to the average per share price of the Common Stock as reported on the Nasdaq Stock Market for the ten trading days ending on the trading day prior to the closing date of the Acquisition. The Company may also be required to pay, as additional contingent consideration in the Acquisition, cash to the Members under the Merger Agreement to the extent any liabilities or obligations to Cuattro International that have been fully reserved as uncollectible from affiliates of Cuattro International (i.e. Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC), Mr. Wilson and the Members (collectively, the “Affiliates”), are recovered by the Company. Under the superseded Purchase Agreement, the Company had agreed to issue up to an additional 100,000 shares of its Common Stock in respect of any such recovery. As of December 31, 2015 these liabilities and obligations to Cuattro International from Affiliates had a net face value of approximately $2.2 million, which was fully reserved as uncollectable and cancelled prior to the Company agreeing to the Acquisition. While the contingent consideration is required to be paid within 30 days after the recovery, the Company does not expect to recover any of these liabilities or obligations.
Each of Mr. Wilson, the Members and Cuattro International has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by Mr. Wilson and each of the Members not to, subject to certain exceptions: (i) directly or indirectly compete with the Company for a period of three (3) years following the closing date; (ii) directly or indirectly solicit, initiate or facilitate any Acquisition Proposal (as defined in the Merger Agreement); (iii) enter into discussions or negotiations with, or provide any information relating to, any Acquisition Proposal; or (iv) enter into any agreements or other instruments regarding an Acquisition Proposal. In the event that Mr. Wilson and the Members receive any Acquisition Proposal, they are required to promptly notify the Company of the material terms and conditions of the proposal, including the identity of the person making the same.
Following the closing of the transactions contemplated by the Merger Agreement, each of the Members will be subject to lock-up agreements with the Company that will restrict their ability to sell any of the shares of Common Stock received in the merger until 181 days after closing. The Company also anticipates that it will assume at closing the obligations of Cuattro International to Heska Imaging US, LLC, a majority owned subsidiary of the Company (“Heska Imaging”), pursuant to the Promissory Note, dated as of February 22, 2013, in the original principal amount of $1.36 million (the “Promissory Note”).
The closing of the transactions contemplated by the Merger Agreement is contingent upon, among other things: (i) the approval by the holders of a majority of the outstanding shares of Common Stock of the Company of an amendment to the Restated Certificate of Incorporation of the Company, as amended (the “Charter”), to increase by 1,000,000 the number of authorized shares of each of the “NOL Restricted Common Stock” and “Original Common Stock” of the Company, as each such term is defined in the Charter, to facilitate the issuance of the shares of Common Stock under the Merger Agreement; and (ii) the absence of any order or action of a governmental entity which makes the transactions contemplated by the Merger Agreement illegal, or that otherwise restrains or prohibits the consummation of such transactions.
The Merger Agreement contains certain termination rights, including the right of both parties to terminate the Merger Agreement by mutual written consent and the right, subject to certain exceptions, of either party to terminate the Merger Agreement if the mutual closing conditions or the closing conditions of the other party have not been, or will not be, fulfilled by May 31, 2016, subject to certain exceptions. The Company expects to close the transactions contemplated by the Merger Agreement on or prior to such date.
The representations, warranties and covenants of Mr. Wilson, the Members and Cuattro International set forth in the Purchase Agreement: (i) were made solely for purposes of the Merger Agreement, (ii) may be subject to important exceptions, qualifications, limitations and supplemental information agreed upon by the contracting parties, (iii) are subject to materiality standards which may differ from what may be viewed as material to investors, and (iv) were made only as of the date of the Merger Agreement, the closing date or such other date as specified in the Merger Agreement.
A copy of the Merger Agreement is expected to be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016. The foregoing description of the terms of the Merger Agreement and the Acquisition is not complete and is qualified in its entirety by reference to full and complete terms of the Merger Agreement. Investors and other interested parties are urged to read the Merger Agreement in its entirety when it becomes available because it contains important information not summarized in this current report.
Promissory Note Amendment
On March 14, 2016, Heska Imaging entered into an amendment to the Promissory Note to extend the due date of the Promissory Note from March 15, 2016 to June 15, 2016. The amendment is intended to facilitate the completion of the Acquisition. For additional information concerning the Company’s relationship with Heska Imaging, please read the discussion contained in Note 3 “Non-Controlling Interest and Related Party Items” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 16, 2015, which description is incorporated herein by reference. A copy of the amendment to the Promissory Note is filed as Exhibit 99.1 to this current report and is incorporated herein by reference. Investors and other interested parties are urged to read the amendment in its entirety because it contains important information.
Cautionary Note Regarding Forward-Looking Statements
This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the closing of the transactions contemplated by the Merger Agreement. These statements are based on current expectations and are subject to a number of risks and uncertainties, including, among others, whether the Company’s stockholders approve an amendment to the Company’s Charter to increase the number of the Company’s authorized shares of Common Stock as required by the Merger Agreement. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of a number of factors, including those set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 16, 2015. Readers are cautioned not to place undue reliance on these forward-looking statements.

Item 1.02    Termination of a Material Definitive Agreement.

The information concerning the termination of the superseded Purchase Agreement set forth in Item 1.01 of this current report is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Promissory Note Amendment

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION, a Delaware corporation

Dated: March 15, 2016	By: /s/ Jason A. Napolitano Jason A. Napolitano Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Promissory Note Amendment